Exhibit 10.07

TERMINATION AND CONSULTING AGREEMENT

This Termination and Consulting Agreement (this “Agreement”) is entered into as of this 18th day of June 2006 (the “Agreement Date”) by and between Alberto-Culver Company, a Delaware corporation (the “Company”), Sally Holdings, Inc., a Delaware corporation (“SHI”), and Michael H. Renzulli (the “Executive”).

WHEREAS, the Company and the Executive have entered into the Severance Agreement dated as of December 1, 1996, as amended as of May 28, 1999 (the “Severance Agreement”), pursuant to which the Executive would be entitled to payments and benefits in the event that the Executive’s employment were terminated under the circumstances set forth in the Severance Agreement following, among other things, the approval by the stockholders of the Company of a transaction that constitutes a Change in Control (as defined in the Severance Agreement);

WHEREAS, the Company and CDRS Acquisition LLC (the “Investor”) an affiliate of Clayton, Dubilier and Rice, Inc., a Delaware corporation (“CD&R”), may enter into a transaction whereby, among other things, (i) the Investor will acquire approximately 47.5% of the common stock (the “Equity Investment”) of an entity (“New Sally”) that will own the Sally/BSG business of the Company, and (ii) the Consumer Products and Sally/BSG businesses of the Company will be split into two, separate publicly traded companies (the “Separation” and, together with the Equity Investment and the other transactions contemplated thereby, the “Transaction”);

WHEREAS, the Company will treat the Transaction as though it constitutes a Change in Control for the purposes of, and as such term is defined under, the Employee Stock Option Plan of 2003, Employee Stock Option Plan of 1988, 2003 Restricted Stock Plan and 1994 Restricted Stock Plan and accordingly accelerate the vesting of all options to purchase, and restricted shares of, common stock of the Company issued under such plans, including those held by the Executive;

WHEREAS, in respect of the Company’s Management Incentive Plan (the “MIP”) and the 1994 Shareholder Value Incentive Plan (“SVIP”), the Company will treat the Transaction as though it constitutes a Change in Control (as such term is defined therein) for the participants in such plans, including the Executive; and

WHEREAS, the Company and the Executive desire to enter into this Agreement pursuant to which the Severance Agreement shall be terminated, and the Executive’s employment shall terminate, upon the terms and subject to the conditions contained herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the Company and the Executive hereby agree as follows:

1. Termination of Severance Agreement. The Company and the Executive agree that at the effective time of the Separation (the “Effective Time”), the Executive will cease to be an employee or director of the Company, SHI or any of their respective subsidiaries or affiliates. In order to resolve all issues that could arise with respect to the Severance Agreement by reason of the Transaction and the Executive’s termination of employment, the Executive, on behalf of the Executive and any person claiming through the Executive, and the Company hereby (a) agree that the Transaction, however effected, including any actions taken in respect thereof or in connection therewith, shall not be deemed to constitute a Change in Control for purposes of the Severance Agreement and (b) terminate effective immediately prior to the Effective Time the Severance Agreement and any and all rights the Executive may have to any payments or benefits pursuant to the Severance Agreement.

2. Consideration.

In consideration for the Executive’s entering into this Agreement, the Company, SHI and the Executive agree that upon the termination of the Executive’s employment by the Company, as agreed to in Section 1, at the Effective Time, the Executive shall become entitled to the payments and benefits set forth in Schedule I hereto, subject to any conditions (including the execution of a release) identified on Schedule I.

If the Executive shall be entitled to any payments or benefits pursuant to the Severance Agreement in connection with a Change in Control unrelated to the Transaction, then the Executive shall not be entitled to any payments or benefits hereunder.

3. Position at Company. While employed by the Company in the period between the Agreement Date and the Effective Time, the Executive (i) shall continue to serve as the Chairman of the Board of Sally Beauty, Inc. and shall have all customary powers and duties associated with such office, consistent with prior practice and (ii) shall be eligible for and receive compensation, benefits and perquisites in the ordinary course in a manner consistent with past practice during such period when the Executive has served as Chairman of the Board of Sally Beauty, Inc. provided that the Executive shall not receive any additional option or other equity grants from the Company at any time after the Agreement Date.

4. Limitations on Payments to the Executive. Solely for the purposes of the computation of benefits under this Agreement and notwithstanding any other provisions hereof, payments to the Executive under this Agreement shall be reduced (but not below zero) so that the present value, as determined in accordance with Section 280G(d)(4) of the Internal Revenue Code of 1986, as amended (the “Code”), of such payments plus any other payments that must be taken into account for purposes of any computation relating to the Executive under Section 280G(b)(2)(A)(ii) of the Code, shall not, in the aggregate, exceed 2.99 times the Executive’s “base amount,” as such term is defined in Section 280G(b)(3) of the Code. Notwithstanding any other provision hereof, no reduction in payments under the limitation contained in the immediately preceding sentence shall be applied to payments hereunder which do not constitute “excess parachute payments” within the meaning of the Code. Any payments in excess of the limitation of this Section 4 or otherwise determined to be “excess parachute payments” made to the Executive hereunder shall be deemed to be overpayments which shall constitute an amount owing from the Executive to the Company with interest from the date of receipt by the Executive to the date of repayment (or offset) at the applicable federal rate under Section 1274(d) of the Code, compounded semi-annually, which shall be payable upon demand; provided, however, that no repayment shall be required under this sentence if in the written opinion of tax counsel satisfactory to the Executive and delivered to the Executive and the Company such repayment does not allow such overpayment to be excluded for federal income and excise tax purposes from the Executive’s income for the year of receipt or afford the Executive a compensating federal income tax deduction for the year of repayment.

5. Agreement Date; Termination of Agreement. This Agreement shall be effective on the Agreement Date. This Agreement shall terminate and be of no further force or effect if and only if (a) the principal agreements related to the Transaction are not signed by the Company and an affiliate of CD&R on or prior to October 31, 2006, or (b) such principal agreements are terminated prior to the consummation of the Transaction.

6. Withholding Taxes. The Company may withhold from all payments due to the Executive (or the Executive’s estate or beneficiaries) hereunder all taxes which, by applicable federal, state, local or other law, are required to be withheld therefrom.

7. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or SHI after the Effective Time.

8. Successors. This Agreement shall inure to the benefit of and be enforceable by, and binding upon, the Company and its respective successors and assigns, and by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.

9. Notices. All notices and other communications given in connection with this Agreement shall be in writing and shall be duly given upon receipt when delivered by United States mail, certified and return receipt requested, postage prepaid, addressed (i) if to the Executive, to the Executive’s most recent address as it appears in the records of the Company, with a copy to Michael Nemeroff, Esq. of Vedder Price, 222 North LaSalle Street, Chicago, Illinois 60601, Facsimile: 312/609-5005, if to the Company, to Alberto-Culver Company, 2525 Armitage Avenue, Melrose Park, Illinois, 60160, attention of the General Counsel and if to SHI, to Sally Holdings, Inc., 3001 Colorado Boulevard, Denton, TX 76210, attention of the General Counsel, or (ii) to such other address as any party may have furnished to the other parties in writing in accordance herewith.

10. Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

11. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be considered for all purposes under this Agreement to be original signatures.

12. Application of Section 409A. Notwithstanding the foregoing, if the Company, SHI or the Executive reasonably and in good faith determines that payment of any amount pursuant to this Agreement at the time provided for such payment would cause any amount so payable to be subject to Section 409A(a)(1) of the Code, then such amount shall instead be paid at the earliest time at which it may be paid without causing this Agreement to be subject to Section 409A(a)(1) and all of the provisions of this Agreement shall be interpreted in a manner consistent with this Section 12. The Company and SHI shall have the right to make such amendments, if any, to this Agreement as shall be necessary to avoid the application of Section 409A(a)(1) of the Code to the payments of amounts pursuant to this Agreement, and shall give prompt notice of any such amendment to the Executive. If the Company or SHI defers payments to the Executive pursuant to this Section 12, then the Company or SHI, as the case may be, shall provide Executive with prompt written notice thereof, including reasonable explanation and the estimated date on which it has determined it is permitted to make the payments deferred under this Section 12. In any event, the payments will not take longer than 190 days from the Effective Time, provided however that the medical insurance coverage to be provided under Schedule I shall extend beyond this period pursuant to the terms of Schedule I and provided further that to the extent it is determined that Section 409A would apply to such benefit if provided immediately after the Effective Time, such benefit shall commence as soon as possible without being subject to 409A, or the parties shall mutually agree on a mechanism to permit the benefit to be so provided.

13. Non-Disparagement.

(a) The Company and SHI will not, nor will either of them cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Executive or his business reputation; provided however that this provision shall not preclude such truthful disclosure or testimony as may be required before any tribunal or administrative agency, or under any applicable law, regulation or rule or by any listing requirements of any securities exchange on which any securities of the Company or New Sally are listed, provided further that no damages shall be awarded pursuant to this section unless the basis therefor is established in a court of competent jurisdiction.

(b) The Executive will not, nor will he cause or assist any other person to, make any statement to a third party or take any action which is intended to or would reasonably have the effect of disparaging or harming the Company or SHI or the business reputation of the Company or SHI; provided, however that this provision shall not preclude such truthful disclosure or testimony as may be required before any tribunal or administrative agency, or under any applicable law, regulation or rule or by any listing requirements of any securities exchange on which any securities of the Company or New Sally are listed, provided further that no damages shall be awarded pursuant to this section unless the basis therefor is established in a court of competent jurisdiction.

14. Treatment of Options. The Executive holds options to purchase shares of the common stock of the Company, par value $0.22 per share, issued under, and subject to the terms of, the Company’s equity plans. The Company’s Board of Directors (including its Compensation and Leadership Development Committee) shall not take any action to cause such options to be converted (other than on a transitory basis), and shall not allow such options to be converted (other than on a transitory basis), into options to purchase equity securities of New Sally, as a result of the Transaction or otherwise. The number of shares subject to such options and the exercise price thereof will be adjusted on the same basis as the options held by all of the Consumer Products employees of the Company. For the avoidance of doubt, the Executive’s termination of employment with the Company shall be treated as a retirement for purposes of the Company’s Employee Stock Option Plan of 2003 and any other equity plan using the same definition of ‘retirement.’

15. Miscellaneous. Capitalized terms not defined herein shall have the meanings assigned to them in the Severance Agreement. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company.

16. Recitals. The recitals to this Agreement are hereby incorporated by reference into, and are deemed an integral part of, this Agreement.

17. Release by Company. The Company and SHI, on behalf of each of themselves and anyone claiming through them (the “Company Releasing Parties”), hereby agree not to sue the Executive based upon facts that are known on the date of this Agreement by any director of the Company as of the date of this Agreement (“Known Facts”), and agree to release and discharge, fully, finally and forever, the Executive from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, asserted or not asserted, foreseen or unforeseen, which the Company Releasing Parties ever had or may presently have against the Executive arising from the beginning of time up to and including the effective date of this Agreement, including, without limitation, all matters in any way related to Executive’s employment by the Company or his service as an officer of the Company or the terms and conditions thereof, but only to the extent such claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands are based upon Known Facts; provided, however, that nothing contained in this Section 17 shall apply to, or release the Executive from, any obligation or commitment of Executive contained in this Agreement.

18. Employment by Company or SHI. For purposes of this Agreement, employment by the Company or SHI, as the case may be, shall include employment with the Company, SHI or any corporation or other entity in which the Company or SHI has, or any parent of either such entity has, a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

19. Consulting Arrangement. Following the termination of the Executive’s employment at the Effective Time (which is also referred to herein as the “Retirement Date”), the Executive shall be reasonably available (consistent with his other obligations) to provide consulting services to the executive management of SHI and its affiliates in accordance with the following terms (the “Consulting Arrangement,” and the period during which such consulting services will be provided, the “Consulting Period”):

(a) Term. The Consulting Arrangement shall last for a term of three (3) years commencing immediately following the Retirement Date; provided that the Consulting Arrangement shall terminate (and neither party shall thereafter have any on-going duty or obligation to the other hereunder in connection with the Consulting Arrangement) immediately upon the first to occur of (i) the Executive’s death or a disability for a period of six months that shall render him substantially incapable of performing any consulting services for SHI or (ii) the material breach by the Executive of any term of this Agreement (provided that the Company shall have given the Executive not less than 20 days’ prior written notice specifying in reasonable detail the nature of such breach and, if capable of being cured, the Executive shall not have cured such breach until such 20-day period).

(b) Scope of Services.

(i) Services shall not exceed an average of five (5) days per calendar quarter, or a total of 20 days per calendar year.

(ii) Services shall be performed during normal business hours, on a Monday through Friday, for up to eight (8) hours in a day, unless otherwise agreed by the Company and the Executive on a case by case basis.

(iii) Services shall be performed at SHI’s headquarters in Denton, Texas. Consultation services may be performed at other locations only as reasonably requested by SHI and upon the agreement of SHI and the Executive.

(c) Compensation. In consideration for the Executive’s services to SHI under the Consulting Arrangement, the Executive shall receive from SHI $500,000 per annum, payable in monthly installments of $41,666.67 on the first day of each month.

(d) Expense Reimbursement. All reasonable business expenses incurred by the Executive in the performance of consultation services shall be reimbursed by SHI upon receipt of documentation of such expenses.

(e) Administrative Matters. SHI shall provide the Executive administrative assistance and office accommodations appropriate to executive personnel, as reasonably requested by the Executive from time to time, to facilitate the Executive’s performance of services under the Consulting Arrangement.

(f) Independent Contractor. The Executive will perform services pursuant to the Consulting Arrangement as an Independent Contractor, not an employee, and will control the manner in which he will perform the services under the Consulting Arrangement. The Executive will be responsible for the payment of all taxes related to his compensation under the Consulting Arrangement, and SHI shall not withhold any taxes from his compensation. The Executive will not receive benefits under any benefit plan of the Company or SHI during the Consulting Period, unless otherwise provided for in this Agreement.

(g) Termination of the Consulting Arrangement by the Executive. The Consulting Arrangement may be terminated by the Executive by the tender of his resignation to SHI with 30 days’ notice, and upon the expiration of such notice period the obligations of each party under the Consulting Arrangement shall cease.

20. Setoff; No Mitigation. No payments or benefits payable to or with respect to Executive pursuant to this Agreement shall be reduced by any amount the Executive may earn or receive from employment with another employer or from any other source, except as otherwise expressly provided in this Agreement. The Executive shall have no duty to mitigate his damages by seeking other employment.

21. Indemnification; D&O Coverage. The Company shall continue to indemnify the Executive and provide directors’ and officers’ liability insurance coverage (including, where required, legal defense) for as long as liability may exist for actions prior to the Retirement Date. During the Consulting Period, SHI shall indemnify the Executive, if permitted by applicable law, to the same extent it indemnifies its then-current officers and directors. In addition, SHI shall use its reasonable efforts to include the Executive in its directors and officers’ liability insurance coverage, provided that SHI shall not be required to do so if it would result in material incremental cost.

22. Noncompetition; Nonsolicitation. The Executive acknowledges that in the course of his employment with the Company and its subsidiaries he has and will become familiar with trade secrets and other confidential information concerning such entities and his services have been and will be of special and unique value to the Company, SHI and their respective subsidiaries.

(a) Noncompetition. The Executive agrees that until the termination of the Consulting Arrangement (the “Noncompetition Period”), he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which the Executive was involved or had knowledge, being conducted by, or contemplated by, the Company or SHI or any of their respective subsidiaries as of the Retirement Date or during the Noncompetition Period in any geographic area in which the Company or SHI or any of their respective subsidiaries is at such time conducting such business.

(b) Nonsolicitation. The Executive further agrees that during the Noncompetition Period he shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Company or SHI any of their respective subsidiaries to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with any business to which Section 23(a) applies, call on, service, solicit or otherwise do business with any customer of the Company or SHI any of their respective subsidiaries.

(c) Exceptions. Nothing in this Section 23 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.

IN WITNESS WHEREOF, the Company and SHI have caused this Agreement to be executed by their duly authorized officer and the Executive has executed this Agreement as of the dates set forth below.

ALBERTO-CULVER COMPANY

By:	/s/ Gary P. Schmidt
Name:	Gary P. Schmidt
Its:	Senior Vice President, General Counsel and Secretary

Date: June 18, 2006

SALLY HOLDINGS, INC.

By:	/s/ Gary Winterhalter
Name:	Gary Winterhalter
Its:	President

MICHAEL H. RENZULLI

/s/ Michael H. Renzulli

Date: June 18, 2006

[Signature Page to Michael H. Renzulli Termination Agreement]

SCHEDULE I

TO

TERMINATION AND CONSULTING AGREEMENT

Provided that the Company and SHI have received a release in the form attached hereto as Exhibit A signed by the Executive (the “Release”) at or after the Effective Time, the Executive shall, pursuant and subject to the terms and conditions of this Agreement, be entitled to the following benefits:

Lump Sum Payment in Respect of Waiver of Severance Agreement

Within 30 days following receipt of the Release by the Company and SHI, SHI shall pay to the Executive a lump sum payment equal to $3,641,034.

Additional Payment

If the Effective Time occurs prior to January 31, 2007, the Company shall pay to the Executive , also within 30 days following receipt of the Release by the Company and SHI, a lump sum equal to:

(i) the amount that the Executive would have received in salary, at the annual rate in effect for him at the Effective Time, had he remained an employee of the Company from the Effective Time until January 31, 2007; plus

(ii) an amount equal to any additional amounts that would have been, but were not previously, allocated to the Executive’s account under the Company’s Executive Deferred Compensation Plan (the “EDCP”), pursuant to Section 2.8(a)-(c) of the EDCP had the Executive remained an employee of the Company through January 31, 2007; plus

(iii) an amount equal to the product of (A) the amount owed to the Executive as of the Effective Time, pursuant to the terms of the MIP, in respect of his MIP award for fiscal 2007 (it being understood that there will be no amounts owed at the Effective Time under the SVIP in respect of any SVIP awards made with respect to a performance cycle commencing on October 1, 2006) and (B) a fraction, the numerator of which is the number of days between the Effective Time and January 31, 2007 and the denominator of which is the number of days between October 1, 2006 and the Effective Time.

Continued Medical Coverage

For a period of 36 months commencing at the Effective Time, SHI shall continue to keep in full force and effect all group medical benefits covering the Executive and his dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such benefits shall have been in effect immediately prior to the Effective Time (such coverage, the “Date of Termination Coverage”) or, if more favorable to the Executive, as provided generally with respect to other peer executives of SHI and its affiliated companies, and SHI and the Executive shall share the costs of the continuation of such coverage in the same proportion as such costs were shared immediately prior to the Effective Time, provided that the Executive shall have the right, thereafter and for his lifetime, following such 36-month period, to elect to continue to participate, at the Executive’s sole cost at the applicable COBRA rate, in the applicable medical plan or plans.

Accrued Vacation

The Executive will be paid for his accrued but unused vacation in accordance with, and subject to any limitations provided by, the Company’s policies regarding same.

EXHIBIT A

RELEASE

Alberto-Culver Company (the “Company”), Sally Holdings, Inc. (“SHI”) and Michael H. Renzulli (the “Executive”) enter into this Release (this “Release”) on the      day of             , 2006.

W I T N E S S E T H

WHEREAS, the Company, SHI and Executive are parties to a Termination and Consulting Agreement dated June     , 2006 (the “Agreement”);

WHEREAS, as a condition for the receipt of certain benefits to be paid following the date of this Release (the “Benefits”) under the Agreement, Executive has agreed to execute this Release.

NOW THEREFORE, in consideration of the covenants and mutual promises herein contained, it is agreed as follows:

(a) General Release. The Executive, on behalf of the Executive and anyone claiming through the Executive, hereby agrees not to sue the Company, SHI, or any divisions, subsidiaries, affiliates or other related entities of the above specified entities (whether or not such entities are wholly owned) or any of the past, present or future directors, officers, administrators, trustees, fiduciaries, employees, agents or attorneys of the Company, SHI or any of such other entities, or the predecessors, successors or assigns of any of them (hereinafter referred to as the “Released Parties”), and agrees to release and discharge, fully, finally and forever, the Released Parties from any and all claims, causes of action, lawsuits, liabilities, debts, accounts, covenants, contracts, controversies, agreements, promises, sums of money, damages, judgments and demands of any nature whatsoever, in law or in equity, both known and unknown, asserted or not asserted, foreseen or unforeseen, which the Executive ever had or may presently have against any of the Released Parties arising from the beginning of time up to and including the date on which this Release is signed and delivered to the Company and SHI, including, without limitation, all matters in any way related to the Executive’s employment by the Company, the terms and conditions thereof, the Severance Agreement (as such term is defined in the Agreement), any failure to promote the Executive and the termination or cessation of the Executive’s employment with the Company, and including, without limitation, any and all claims arising under the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the City of Chicago Human Rights Ordinance, the Texas Commission on Human Right Act, or any other federal, state, local or foreign statute, regulation, ordinance or order, or pursuant to any common law doctrine; provided, however, that nothing contained in this Release shall apply to, or release the Company or SHI from, any obligation of the Company or SHI contained in the Agreement or any vested or accrued benefit pursuant to any employee benefit or equity plan of the Company (including, but not limited to, Alberto Culver’s Key Executive Deferred Compensation Agreement and Executive Deferred Compensation Plan). The Executive acknowledges that the consideration offered in connection with the Agreement was and is in part for this Release and such portion of such consideration is accepted by the Executive as being in full accord, satisfaction, compromise and settlement of any and all claims or potential claims, and the Executive expressly agrees that the Executive is not entitled to, and shall not receive, any further recovery of any kind from the Company or any of the other Released Parties, and that in the event of any further proceedings whatsoever based upon any matter released herein, neither the Company nor any of the other Released Parties shall have any further monetary or other obligation of any kind to the Executive, including any obligation for any costs, expenses or attorneys’ fees incurred by or on behalf of the Executive, except as provided in the Agreement.

(b) EXECUTIVE SPECIFICALLY WAIVES AND RELEASES THE RELEASED PARTIES FROM ALL CLAIMS EXECUTIVE MAY HAVE AS OF THE DATE EXECUTIVE SIGNS THIS RELEASE REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”). EXECUTIVE FURTHER AGREES: (A) THAT EXECUTIVE’S WAIVER OF RIGHTS UNDER THIS RELEASE IS KNOWING AND VOLUNTARY AND IN COMPLIANCE WITH THE OLDER WORKER’S BENEFIT PROTECTIVE ACT OF 1990; (B) THAT EXECUTIVE UNDERSTANDS THE TERMS OF THIS RELEASE; (C) THAT CERTAIN BENEFITS CALLED FOR IN THE AGREEMENT TO BE PAID FOLLOWING THE DATE OF THIS RELEASE WOULD NOT BE PROVIDED TO ANY EXECUTIVE TERMINATING HIS OR HER EMPLOYMENT WITH THE COMPANY WHO DID NOT SIGN A RELEASE SIMILAR TO THIS RELEASE, THAT SUCH BENEFITS WOULD NOT HAVE BEEN PROVIDED IN THEIR ENTIRETY HAD EXECUTIVE NOT SIGNED THIS RELEASE, AND THAT SUCH BENEFITS ARE IN EXCHANGE IN PART FOR THE SIGNING OF THIS RELEASE; (D) THAT EXECUTIVE HAS BEEN ADVISED IN WRITING BY THE COMPANY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS RELEASE; (E) THAT THE COMPANY HAS GIVEN EXECUTIVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS RELEASE; (F) THAT EXECUTIVE REALIZES THAT FOLLOWING EXECUTIVE’S EXECUTION OF THIS RELEASE, EXECUTIVE HAS SEVEN (7) DAYS IN WHICH TO REVOKE THIS RELEASE BY WRITTEN NOTICE TO THE UNDERSIGNED, AND (G) THAT THIS RELEASE SHALL BE VOID AND OF NO FORCE AND EFFECT IF EXECUTIVE CHOOSES TO SO REVOKE, AND IF EXECUTIVE CHOOSES NOT TO SO REVOKE, THAT THIS RELEASE THEN BECOMES EFFECTIVE AND ENFORCEABLE.

(c) To the maximum extent permitted by law, Executive covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties regarding any of the claims released in this Release. Notwithstanding the foregoing, nothing herein shall prevent Executive or any of the Released Parties from instituting any action required to enforce the terms of the Agreement and this Release.

SALLY HOLDINGS, INC.	EXECUTIVE

By:
Name:	Michael H. Renzulli
Title:

ALBERTO-CULVER COMPANY

By:
Name:
Title: